EXHIBIT 16



December 9, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:   Halstead Energy Corp.
      File Ref No. 0-25660


We were previously the principal accountant for Halstead Energy Corp. and, under the date of January 16, 1997, except for Note 17, dated May 2, 1997, we reported on the consolidated financial statements of Halstead Energy Corp. and subsidiaries as of and for the years ended August 31, 1996 and 1995. On December 1, 1997, we declined to stand for reelection. We have read Halstead Energy Corp.'s statements included under Item 4 of its Form 8-K dated December 1, 1997 and we agree with such statements.

Very truly yours,

/s/ Goldman & Murphy, L.L.P.



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